QuesTech Inc. and Subsidiaries

       Exhibit (11) - Statement Re:  Computation of Earnings Per Share
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                                 Three Months Ended      Nine Months Ended
                                    September 30          September 30
                                   1997       1996        1997       1996

Primary:
Average Shares Outstanding     1,434,726  1,347,722    1,434,726  1,351,274
Net effect of dilutive stock
  options-based on the
  treasury stock method using
  average market price            83,152     91,329       76,214    132,847
Increase in outstanding
  shares                           4,913     75,702        3,609     32,125
Weighted Average Number of
  Shares                       1,522,791  1,514,753    1,514,549  1,516,246
Net Income                      $121,600   $114,000     $410,900   $392,600
Earnings per share, primary        $0.08      $0.08        $0.27      $0.26

Fully diluted:
Average Shares Outstanding     1,434,726  1,347,722    1,434,726  1,351,274
Net effect of dilutive stock
  options-based on the
  treasury stock method
  using average market price      83,152     94,322       98,026    136,143
Increase in outstanding
  shares                           4,913     75,702        3,609     32,125
Totals                         1,522,791  1,517,746    1,536,361  1,519,542
Net Income                      $121,600   $114,000     $121,600   $392,600
Earnings per share,
  fully diluted                    $0.08      $0.08        $0.27      $0.26
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